Exhibit 99.1

Mesa Air Group Receives Nasdaq Letter

PHOENIX, January 12 /PRNewswire-FirstCall/ -- On January 5, 2009, Mesa Air Group, Inc. (Nasdaq: MESA) received a letter from Nasdaq (the "Notice") indicating that the Company fails to comply with the filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from The Nasdaq Global Select Market. Nasdaq rules permit the Company 60 calendar days to submit a plan to regain compliance. Following review of this plan, the Staff can grant the Company an exception, up to 180 calendar days from the date of the Periodic Report, or until June 29, 2009, to regain compliance.

The Notice arises as a result of Mesa's failure to timely file its Form 10-K for the fiscal year ended September 30, 2008.  The Company intends to file its Form 10-K later today and announce its earnings tomorrow (January 13th) and therefore remedy the deficiency.

Mesa currently operates 159 aircraft with over 800 daily system departures to 124 cities, 38 states, the District of Columbia, Canada, the Bahamas and Mexico. Mesa operates as Delta Connection, US Airways Express and United Express under contractual agreements with Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines and go!. In June 2006 Mesa launched inter-island Hawaiian service as go!. This operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and was awarded Regional Airline of the Year by Air Transport World magazine in 1992 and 2005. Mesa is a member of the Regional Airline Association and Regional Aviation Partners.